Exhibit 99.1

For Immediate Release

Contact:  Mark Schwartz, CEO

651-687-9999

Hypertension Diagnostics Completes $2.3 Million Equity Financing

ST. PAUL, MN – September 4, 2003 – Hypertension Diagnostics, Inc.  (OTCBB: HDII.OB), today announced that it has raised $2.3 million dollars from the sale of common stock, convertible preferred stock, and common and convertible preferred stock warrants of the Company (the “Securities”).

The private placement of Securities was completed on August 28, 2003 through the sale of approximately 9.3 million shares of the Company’s common stock and 586,000 shares of the Company’s newly created Series A Convertible Preferred Stock (the “Preferred Stock”) to private investors led by the Schwartz Group of Los Angeles.  The investors also received warrants to purchase up to an additional 23.3 million shares of common stock and up to an additional 1.5 million shares of Preferred Stock.

The common stock and the Preferred Stock have not been registered under the Securities Act of 1933, as amended (the “Act”), or state securities laws, and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission under the Act, or an applicable exemption therefrom. The Company has granted certain registration rights covering all of the common stock and Preferred Stock sold in the offering to the investors.  Net proceeds from the offering will be used primarily for working capital purposes and to expand the Company’s sales and marketing efforts of its CardioVascular Profiling Systems.

Concurrent with the closing of this offering, the Company has elected Mark Schwartz Chairman of the Board of Directors (the “Board”) and Chief Executive Officer.  Alan Stern and Larry Leitner have been appointed as additional members to the Board.  Dr. Jay Cohn, Kenneth Brimmer, and Greg Guettler will continue to serve on the Board.  Dr. Steven Gerber will join the Board following the Company’s compliance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended.

Simultaneously with the closing of the offering, the Company closed a transaction with its 8% Convertible Noteholders pursuant to which they have tendered their notes to the Company along with accrued interest thereon totaling $529,980 for 3,238,767 shares of the Company’s common stock.

Hypertension Diagnostics, Inc. designs, develops, manufactures and markets proprietary cardiovascular profiling systems for medical applications and clinical research. These systems are marketed to physicians, other health care professionals and researchers by a direct sales force throughout the world.  In addition to providing blood pressure values, the systems non-invasively detect subtle changes in the compliance or elasticity of both large and small arteries, which is a unique feature of HDI’s technology.

Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2002 Annual Report on Form 10-KSB, as amended, and subsequent Quarterly Reports on Form 10-QSB, all of which were filed with the U.S. Securities and Exchange Commission, as well as others not now anticipated.

CVProfilor is a registered trademark of Hypertension Diagnostics, Inc.

Hypertension Diagnostics, HDI/PulseWave, PulseWave and CVProfile are trademarks of Hypertension Diagnostics, Inc.  All rights reserved.

Website: www.hdii.com